Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Names Margaret S. Dano Chairman,
Succeeding Steven J. Borick, who Remains a Director

--Company Appoints Michael J. O’Rourke and Kerry A. Shiba as Interim Co-CEOs--

VAN NUYS, CALIFORNIA - March 27, 2014 -- Superior Industries International, Inc. (NYSE:SUP) today announced the appointment of Margaret S. Dano, the company’s lead director, as chairman, succeeding Steven J. Borick, who is retiring from the company’s day-to-day operations, including his role as chief executive officer, effective March 31, 2014. Borick will remain on the board of directors.

Superior also today announced it has named its two executive vice presidents, Michael J. O’Rourke and Kerry A. Shiba, as interim co-CEOs, while the board completes its search for a CEO successor to Borick, 61.

Dano, 54, has served on Superior Industries’ board since January 2007 and as its lead director since 2010. She has chaired Superior’s nominating and corporate governance committee and served as a member of the audit committee. Dano previously held senior management positions at units of Honeywell International, Avery Dennison, Black and Decker and General Electric.

“Steve Borick has been an outstanding leader at Superior and for the automotive industry, serving as our CEO since 2005,” Dano said. “He has been instrumental in building a strong foundation for our company, one that will serve as a solid platform for the new leadership team. I am pleased that Superior will continue to benefit from his guidance as a continuing member of our board.”

O’Rourke, 53, joined Superior in 1987. He was named executive vice president in 2008 and holds responsibility for the company’s marketing, sales and operational functions. Shiba, 59, Superior’s chief financial officer, joined the company in 2010. He was promoted to executive vice president in 2012.

Superior said it is in the process of conducting interviews with potential CEOs, as well as additional board candidates. In December 2013, Superior announced the appointment to the board of James S. McElya, formerly chief executive officer and non-executive chairman of Cooper-Standard Holdings, Inc., a publicly traded supplier to the automotive industry. McElya currently is chairman of the board of Affinia Group, a supplier of automotive aftermarket parts.

“Thanks to the dedication and hard work of our employees, I am retiring at a time when Superior is healthy and postured for long-term growth,” Borick said. “My decision was primarily based on a desire to have more time for personal interests, including philanthropic activities. I wish the company and everyone associated with it all the best.”

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota, Volkswagen and Tesla. For more information, visit www.supind.com.